PolarityTE Adopts Short-Term Shareholder Rights Plan

SALT LAKE CITY, November 7, 2019 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, today announced that its Board of Directors approved a short-term shareholder rights agreement (“the Rights Agreement”) following an evaluation by the Shareholder Rights Committee established by the Board in August 2019.

The Rights Agreement is intended to ensure that all PolarityTE shareholders receive fair treatment in any potential transaction, while allowing the Board and shareholders adequate time to make informed strategic decisions that the Board and the Company’s executive management team are currently evaluating. The Rights Agreement is not intended to deter offers that are fair and otherwise in the best interests of PolarityTE’s shareholders. The Board approved the Rights Agreement to deter any entity, person or group from gaining control of PolarityTE through the open market or private transactions without paying an appropriate control premium or offering fair and adequate value to shareholders.

Pursuant to the Rights Agreement, the Company’s Board is issuing one preferred stock purchase right for each current share of common stock outstanding at the close of business on November 18, 2019. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.

The rights will generally become exercisable 10 business days following the date a person or group becomes an “Acquiring Person” by:

●	acquiring beneficial ownership of 10% or more of the Company’s common stock (20% or more in the case of passive institutional investors, as described in the Rights Agreement), or
●	if the person or group beneficially owns 20% or more of the outstanding common stock prior to the date of this press release, such person or group increases its percentage ownership by 0.01% or more of the shares of PolarityTE common stock then outstanding.

The Board, at its option, may exchange each right (other than rights owned by the Acquiring Person that have become void) in whole or in part, at an exchange ratio of one share of common stock per outstanding right (or equivalent security), subject to adjustment.

The Rights Agreement expires, without any further action required to be taken by PolarityTE’s Board of Directors, on November 7, 2020.

Additional details regarding the Rights Agreement will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on November 7, 2019.

King & Spalding LLP is serving as legal advisor to PolarityTE.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF, WELCOME TO THE SHIFT, and SKINTE are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

Angela Ziegler

VP, Marketing and Public Relations

AngelaZiegler@polarityte.com

(385) 239-0363